Exhibit 3.1


                                      FORM OF
                             CERTIFICATE OF AMENDMENT TO
                           CERTIFICATE OF INCORPORATION
                             OF SCIENTIFIC ENERGY, INC.


It is hereby certified that:

1. The name of the Corporation (hereinafter called the "Corporation") is Scientific Energy, Inc.

2. The Certificate of Incorporation is hereby amended by striking out Article FOURTH thereof and by substituting in lieu of said Article the following new Article:

"FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is One Hundred Twenty Five Million (125,000,000) shares, comprised of One Hundred Million (100,000,000) shares of Common Stock, par value $0.01 per share, and Twenty Five Million (25,000,000) shares of Preferred Stock, par value $0.01 per share. Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment is filed with the Secretary of State of the State of Utah, each ten shares of the Corporation's Common Stock, par value $0.01 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined, converted and changed into one (1) share of Common stock, par value $0.01 per share, of the Corporation; provided, however, that the Corporation shall issue no fractional shares of Common Stock, and fractional shares resulting from the reverse split will be rounded up to the nearest whole share.

The designation, powers, preferences and relative, participating, optional or other special rights, including voting rights, qualifications, limitations or restrictions of the Preferred Stock shall be established by resolution of the Board of Directors pursuant to Section 16-10a-801 of Utah Revised Business Corporate Act of the State of Utah.

3. The amendment of the Certificate of Incorporation herein certified was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with the provisions of Section 16-10a-704 of Utah Revised Business Corporate Act of the State of Utah. The total number of outstanding shares entitled to vote or consent to this Amendment was 49,158,488 shares of Common Stock. A majority of the outstanding shares of Common Stock, voting together as a single class, voted in favor of this Certificate of Amendment. The vote required was a majority of the outstanding shares of Common Stock, voting together as a single class.

IN WITNESS WHEREOF, Scientific Energy, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer as of August 21, 2006.




SCIENTIFIC ENERGY, INC.



By:
--------------------
Stanley Chan
President & CEO